                                                                    Exhibit 23.2


                       Consent of Independent Accountants


     We hereby consent to the use in this Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 11, 1998, except for the third paragraph of Note 2, which is as of July 1, 1998, relating to the financial statements of Starfish Software, Inc., which appears in such Proxy Statement/Prospectus. We also consent to the references to us under the headings "Selected Summary Historical Financial Information" and "Experts" in such Proxy Statement/Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Summary Historical Financial Information."



PricewaterhouseCoopers LLP


San Jose, California
August 19, 1998